Exhibit 2.2

EXECUTION VERSION

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (the “Agreement”) is made and entered into as of November 12, 2014, by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and Paul J. Thelen (the “Shareholder”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Ocean Acquisition Corp., a Washington corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Big Fish Games, Inc., a Washington corporation (the “Company”), and Securityholders’ Agent, pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company has agreed to deliver to the Shareholder equity securities of the Company (“Shares”) as consideration in the Merger;

WHEREAS, as an inducement for the Company to enter into the Merger Agreement, the Shareholder is executing and delivering to the Company this Shareholder Agreement in connection with the Closing; and

WHEREAS, the Company and the Shareholder desire to enter into this Agreement for the purpose of, among other things, limiting the terms on which the Shares held by the Shareholder may be transferred and voted.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder hereby agree as follows:

1. CASH BONUS

1.1 Defined Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement and:

“Cause” shall mean with respect to the Shareholder, Termination of Employment for any of the following: (i) the willful and continued failure of the Shareholder to perform substantially his duties to the Company or its applicable Affiliate (other than any such failure resulting from incapacity due to Disability) after a written demand to cure such failure (the “Demand to Cure”) is delivered to the Shareholder by the Company which specifically identifies the manner in which the Company believes that the Shareholder has not substantially performed his duties; (ii) the Shareholder’s conviction of, or plea of guilty or no contest to, (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or (iii) the willful engaging by the Shareholder in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company or any of its Affiliates. For purposes of this definition, no act or failure to act, on the part of the Shareholder, shall be considered “willful” unless it is done, or omitted to be done, by the Shareholder in bad faith or without reasonable belief that the Shareholder’s action or omission was in the best interests of the Company or its applicable Affiliate. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the board of directors of the Company or upon instructions of an executive officer or the board of directors of the Company, as the case may be, or based upon the advice of counsel of the Company which the Shareholder honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by the

Shareholder in good faith and in the best interests of the Company or its applicable Affiliate. The Company shall give written notice of a Termination of Employment for Cause to the Shareholder. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Termination of Employment for Cause is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. The Shareholder shall have sixty (60) days upon receipt of the Demand to Cure in which to cure such conduct, to the extent such cure is possible.

(a) “Disability” means that the Shareholder becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.

(b) “Good Reason” shall mean the occurrence (without the Shareholder’s express written consent) of any one of the following acts by the Company or failures by the Company to act: (i) the assignment to the Shareholder of any duties inconsistent in any material respect with the Shareholder’s position as of the date hereof (including status, office, title and reporting requirements), or the authority, duties or responsibilities of such position, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by the Shareholder; (ii) the Company requiring the Shareholder to be based at, or perform the Shareholder’s principal functions at, any office or location other than an office or location within thirty-five (35) miles of Seattle, Washington, unless such other officer or location is closer to the Shareholder’s then-primary residence than Seattle, Washington; (iii) a reduction in the annual salary of record paid to the Shareholder as of the date hereof (excluding amounts received under incentive or other bonus plans, whether or not deferred) or the Shareholder’s annual incentive target opportunity; and (iv) a material reduction in the Shareholder’s welfare benefits plans, qualified retirement plan or paid time off benefit, unless other senior executives suffer a comparable reduction. “Good Reason” for a Termination of Employment will exist only if: (A) the Shareholder gives written notice of Termination of Employment on account of a Good Reason to the Company, with the notice stating in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Termination of Employment on account of a Good Reason is based and given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason; (B) the Company or its applicable Affiliate fails to cure the conduct within sixty (60) days following receipt of the Shareholder’s written notice; and (C) the Shareholder gives written notice of Termination of Employment to the Company effective not later than sixty (60) days after the end of the Shareholder’s cure period.

(c) “Gross Bookings” shall mean the amount of payments received by the Surviving Corporation from the Surviving Corporation’s customers and generated by the Surviving Corporation’s business, without reduction for payments to platforms (e.g., Facebook, Google/Android Store or Apple App Store) or developer royalties; provided that upon the Surviving Corporation’s or any of its Affiliates’ acquisition or disposition of any business unit or division or any material assets outside the ordinary course of business (whether directly or indirectly, by merger, consolidation, exchange or sale) on or after the date hereof there shall be an adjustment: (i) in the case of an acquisition, to exclude from the calculation of Gross Bookings those gross bookings resulting exclusively from the acquired assets; and (ii) in the case of a disposition, a reduction of the $1,000,000,000 target in the definition of Performance Measure equal to a reasonable projection of the Gross Bookings lost by the Surviving Corporation as a result of the disposition.

(d) “Payment Dates” shall mean March 15, 2017, March 15, 2018, March 15, 2019 and March 16, 2020.

(e) “Performance Measure” shall mean the receipt by the Surviving Corporation of Gross Bookings totaling $1,000,000,000 (as may be adjusted downward as contemplated by the definition of Gross Bookings) or more in the aggregate during the Performance Period, as finally determined in accordance with Section 1.5.

(f) “Performance Measurement Date” shall mean December 31, 2016.

(g) “Performance Period” shall mean the period beginning January 1, 2016 and ending December 31, 2016.

(h) “Shareholder Termination Date” shall mean: (i) in the case of a Termination of Employment by the Company, the date specified in the Company’s written notice of the Termination of Employment to the Shareholder or, if no date is specified in such notice, the date that the Company notifies the Shareholder in writing of such Termination of Employment, (ii) in the case of a Termination of Employment by the Shareholder, the date specified in the Shareholder’s written notice to the Company of the Termination of Employment or, if no date is specified in such notice, the date on which the Company shall first receive written notice of such Termination of Employment from the Shareholder, or (iii) in the case of a Termination of Employment by reason of the Shareholder’s death or Disability, the date of the Shareholder’s death or Disability.

(i) “Termination of Employment” shall mean a termination: (i) by the Company of the Shareholder’s employment with the Company or any of its Affiliates; (ii) by the Shareholder of the Shareholder’s employment with the Company or any of its Affiliates, in each case that constitutes a separation from service under Section 409A of the Code (“Section 409A”); or (iii) due to Shareholders death or Disability.

1.2 Shareholder Cash Bonus. The Company shall pay to the Shareholder a bonus (the “Shareholder Cash Bonus”) equal to $50,000,000, payable in four (4) equal annual installments on each of the Payment Dates, contingent upon the satisfaction of the Performance Measure and subject to the terms and conditions regarding the Shareholder’s employment set forth in Section 1.3. and Section 1.4. If the Performance Measure has been finally determined to have been satisfied in accordance with Section 1.5, the Company shall pay to the Shareholder the Shareholder Cash Bonus in four (4) equal annual installments on each of the Payment Dates, subject to the terms and conditions regarding the Shareholder’s employment set forth in Section 1.3 and Section 1.4. If the Performance Measure has not been satisfied as finally determined in accordance with Section 1.5, the Shareholder shall have no right to the Shareholder Cash Bonus.

1.3 Termination of Employment for Cause or without Good Reason. In the case of a Termination of Employment by the Company for Cause or by the Shareholder without Good Reason, in each case on or prior to the Performance Measurement Date, the Shareholder shall have no right to the Shareholder Cash Bonus. In the case of a Termination of Employment by the Company for Cause or by the Shareholder without Good Reason, in each case prior to the final Payment Date, the Shareholder shall have no right to that portion of the Shareholder Cash Bonus (if the Performance Measure was finally determined to have been satisfied) payable on a Payment Date that is after the date of such Termination of Employment. For the avoidance of doubt, the Shareholder shall have the right to retain that portion of the Shareholder Cash Bonus paid prior to the date of Termination of Employment and the right to receive any portion of the Shareholder Cash Bonus that was due, but not paid, on any Payment Date prior to the date of the Termination of Employment.

1.4 Termination of Employment without Cause, for Good Reason or due to Death or Disability. In the case of a Termination of Employment without Cause, for Good Reason or due to death or Disability, in each case regardless of whether such Termination of Employment occurs on, prior to or after the Performance Measurement Date, and upon satisfaction of the Performance Measure, the Company shall pay to the Shareholder or his estate or heirs, as applicable, the Shareholder Cash Bonus in accordance with Section 1.2.

1.5 Determination of Performance Measure Satisfaction. As promptly as practicable following the Performance Measurement Date and in any event no later than January 20, 2017, the Company shall (i) prepare or cause to be prepared a determination of whether the Performance Measure has been satisfied (the “Performance Measure Determination”) and (ii) deliver the Performance Measure Determination to the Shareholder. Upon delivery of such Performance Measure Determination, the Company will provide the Shareholder and his agents and representatives with reasonable access, during normal business hours, to the personnel and the books and records of the Company to the extent related to the Shareholder’s evaluation of the Performance Measure Determination and related calculations. The Shareholder may dispute the Performance Measure Determination (including, without limitation, any adjustments made to Gross Bookings in accordance with the proviso regarding acquisitions or dispositions of business units and divisions and material assets outside the ordinary course of business in the definition of “Gross Bookings” that have an effect on such Performance Measure Determination) by notifying the Company of his disagreement with respect to the Performance Measure Determination in writing (the “Performance Measure Dispute Notice”), setting forth in reasonable detail the particulars of such disagreement, no later than February 6, 2017 (the “Performance Measure Review Period”). In the event that the Shareholder does not provide a Performance Measure Dispute Notice prior to the expiration of the Performance Measure Review Period, the Shareholder shall be deemed to have accepted the Performance Measure Determination, which shall be final, binding and conclusive for all purposes hereunder. In the event a Performance Measure Dispute Notice is timely provided, then the Company and the Shareholder shall use commercially reasonable efforts in good faith to reach agreement on the Performance Measure Determination by February 20, 2017. If the Shareholder and the Company are unable to reach agreement on the Performance Measure Determination by February 20, 2017, then the Company and the Shareholder shall submit the unresolved objections to a national accounting firm reasonably acceptable to both the Company and Shareholder (such firm, and any successor thereto, the “Accounting Firm”), and such Accounting Firm shall be directed by the Company and the Shareholder to resolve the unresolved objections as promptly as reasonably practicable. In connection with the resolution of any such dispute by the Accounting Firm: (x) each of the Company and the Shareholder shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the Performance Measure Determination; (y) the Accounting Firm shall decide the Performance Measure Determination in accordance with the terms of this Agreement no later than March 13, 2017, and upon reaching such decision shall deliver a copy of the Performance Measure Determination to the Company and the Shareholder; and (z) the decision regarding the Performance Measure Determination made by the Accounting Firm shall be final and binding on the Company and the Shareholder for all purposes of this Agreement, absent manifest error; provided that such determination shall not affect any rights of the Company or Shareholder for breaches of this Agreement. In calculating the Performance Measure Determination, the Accounting Firm (i) shall be limited to addressing any particular disputes referred to in the Performance Measure Dispute Notice and (ii) the calculation of Gross Bookings shall, with respect to any disputed item included in the Performance Measure Determination, be no greater than the higher amount calculated by the Company or the Shareholder, and no less than the lower amount calculated by the Company or the Shareholder, as the case may be. The fees and expenses of the Accounting Firm shall be borne by the party whose positions generally did not substantially prevail in such determination as determined by the Accounting Firm, or if the Accounting Firm determines that neither party could be fairly found to be the substantially prevailing party, then such fees and expenses shall be borne equally by the Company and the Shareholder.

1.6 Section 409A. This Section 1 shall be interpreted and constructed in a manner that avoids the imposition of taxes and other penalties (collectively, “409A Penalties”) under Section 409A. In the event that the terms of this Section 1 would subject the Shareholder to 409A Penalties, the Company and the Shareholder shall cooperate diligently to amend the terms of this Section 1 to avoid such 409A Penalties, to the extent possible. Each amount payable under this Agreement shall constitute a “separately identified amount” within the meaning of Treasury Regulation 1.409A-2(b)(2). Notwithstanding anything herein to the contrary, if on the Shareholder Termination Date, the Shareholder is a “specified employee,” as defined in Section 409A, then to the extent any amount payable under this Agreement upon the Termination of Employment constitutes the payment of non-qualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to six (6) month anniversary of the Shareholder Termination Date, such payment shall be delayed until the earlier to occur of (a) the six (6) month anniversary of the Shareholder Termination Date or (b) the date of the Shareholder’s death. Notwithstanding anything in this Section 1.5 to the contrary, under no circumstances shall the Shareholder, the Company or any of their respective Affiliates be responsible for any taxes, penalties, interest or other losses or expenses by the Shareholder due to any failure to comply with Section 409A.

2. SHARES

2.1 Restrictions on Transfer.

(a) For purposes of this Agreement, “Transfer,” “Transferring,” “Transferred” and words of similar import shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignments for the benefit of creditors, or entry into any agreement, option or other arrangement to do the same, whether voluntary or involuntary, by operation of law or otherwise and directly or indirectly.

(b) From the date hereof until the third (3rd) anniversary of the date of this Agreement, the Shareholder may not Transfer or cause to be Transferred any Shares. From and after the third (3rd) anniversary of the date of this Agreement, the Shareholder may Transfer or cause to be Transferred no more than 50,000 Shares (subject to adjustment in connection with any stock split, stock dividend, recapitalization, reorganization or the like by the Company) during each calendar year; provided that in no event shall any Transfer of Shares in accordance with this Section 2 be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time and no Shares may be pledged (except for a pledge of Shares by a transferee to secure indebtedness to the transferor thereof); provided, further, that any Transfer of Shares in accordance with this Section 2 is subject to any further restrictions set forth in any insider trading, pre-clearance, blackout period or similar policy of the Company, applicable state and federal securities Legal Requirements and applicable rules and regulations of the NASDAQ Stock Market. Notwithstanding anything in the foregoing to the contrary, the Shareholder may Transfer Shares at any time in the following circumstances: (i) any repurchase of Shares by the Company; and (ii) by will or intestacy on the Shareholder’s death. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any Shares acquired by the Shareholder after the date hereof through means other than pursuant to the Merger Agreement.

(c) Any Transfer or attempted Transfer of Shares in violation of any provision of this Agreement shall be void and of no force or effect, and neither the Company nor its transfer agent shall record such Transfer on its books or treat any purported transferee of such Shares as the holder of such Shares for any purpose.

2.2 Standstill. The Shareholder hereby agrees that, from the date hereof until the Shareholder Termination Date and for one (1) year thereafter, unless specifically requested in writing in advance by the Company, the Shareholder shall not (and shall not assist, advise, act in concert or participate with or encourage others to), directly or indirectly (including through any corporation or other entity owned or controlled by the Shareholder): (a) acquire (or agree, offer, seek or propose to acquire, in each case publicly or privately) by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including but not limited to beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any material assets or businesses of the Company or any of its Affiliates or of Shares equal to over 5% of the outstanding voting power in the Company, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any of its Affiliates; (c) initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving the Company or any of its Affiliates; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any Shares, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any of its Affiliates (other than in his role as President of Big Fish Games, Inc.); (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any Shares or any securities in the Company’s Affiliates; (g) request that the Company (or its board of directors) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 2.2, or refer to any desire or intention, but for this Section 2.2, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require the Shareholder or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement. For purposes of this Section 2.2, the following will be deemed to be an acquisition of beneficial ownership of Shares or other securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such Shares or other securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such Shares or other securities, whether such transaction is to be settled by delivery of such Shares or other securities, in cash or otherwise.

2.3 Registration Rights. Subject to the restrictions on Transfer set forth in Section 2.1, the Company shall use commercially reasonable efforts to ensure that the Shareholder is able to Transfer Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). If, due to changes in the federal securities Legal Requirements, the Shareholder becomes unable to Transfer Shares pursuant to Rule 144, the Company shall use commercially reasonable efforts to enter into a registration rights agreement with the Shareholder providing the Shareholder with customary demand registration rights to be agreed upon by the Company and the Shareholder.

3. VOTING

3.1 Agreement to Vote. The Shareholder hereby agrees, from the date hereof until the Shareholder Termination Date and for one (1) year thereafter, to vote his Shares at any regular or special meeting of shareholders (or by written consent in lieu of such a meeting) in the same manner as the board of directors of the Company recommends on any matter presented to the shareholders of the Company for a vote (or consent).

3.2 Grant of Proxy. Should the provisions of this Section 3 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

3.3 Manner of Voting. The voting of shares pursuant to this Section 3 may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Legal Requirements.

4. RESTRICTIVE LEGEND ON SHARE CERTIFICATES

Any certificate representing any Shares of the Shareholder issued on or after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

The shares of stock represented by this certificate are subject to the restrictions stated in, and are transferable only upon compliance with, the provisions of a Shareholder Agreement, as may be amended from time to time, a copy of which is on file at the office of the Company and the provisions of which are incorporated herein by reference.

5. REPRESENTATIONS AND WARRANTIES

5.1 Shareholder Representations and Warranties. The Shareholder represents and warrants to the Company that: (a) as of immediately prior to the execution of this Agreement, the Shareholder does not hold any Shares; (b) this Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable in accordance with its terms; (c) the Shareholder has not granted and is not a party to any assignment of Shares, proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement; (d) the Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks, and is financially able to bear the economic risk, of the acquisition of shares of Parent Common Stock in accordance with the terms of the Merger Agreement; (e) the Shareholder is acquiring shares of Parent Common Stock in accordance with the terms of the Merger Agreement for his own account and not with a view toward, or present intention of, any Transfer of such shares of Parent Common Stock or any beneficial interest therein; and (f) this Agreement does not (i) contain any representation or warranty of the Shareholder that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the Shareholder’s representations and warranties contained herein not false or misleading. The Shareholder shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement or Transfer or cause to be Transferred any shares of Parent Common Stock without complying with all applicable Legal Requirements.

5.2 Company Representations and Warranties. The Company represents and warrants to the Shareholder that:

(a) The shares of Parent Common Stock, when issued to Shareholder on the Closing Date in accordance with the terms of the Merger Agreement for the consideration expressed therein, will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Legal Requirements.

(b) The Company does not have Knowledge of any Effect (other than general economic or industry conditions) that (considered together with all other Effects) has had, or would reasonably be expected to have, a materially adverse effect on the business, condition (financial or otherwise), assets, continuing operations, results of operations or financial performance of the Company and its Subsidiaries, taken as a whole; provided, that, in no event shall any of the following Effects be taken into account in the determination of whether there has been, is or would reasonably be expected to be, such a material adverse effect: (i) any Effect resulting from conditions generally affecting the industries in which the Company and its Subsidiaries operate or from changes in general business, financial, political, capital or commodity market (including interest rates) or economic conditions (including any Effect resulting from any civil unrest, war or military or terrorist attack, including an outbreak or escalation of hostilities involving the United States or any other country of a national emergency or war); (ii) any Effect resulting from natural or manmade disasters or other acts of God; (iii) any change in any Legal Requirement or GAAP; (iv) the failure of the Company and its Subsidiaries to achieve any internal or other financial projections, forecasts or budgets for any period (it being understood and agreed that the facts underlying such failure may be taken into consideration in determining whether there has been, is or would reasonably be expected to be, such a material adverse effect); (v) the announcement of the transactions contemplated by the Merger Agreement; (vi) the taking of any action specifically contemplated by the Merger Agreement; and (vii) any actions required to comply with the rules and regulations of the SEC in connection with the Financing; provided, however, that, in the case of clauses (i), (ii) and (iii) above, any such Effect shall be taken into account in determining whether there has been, is or would reasonably be expected to be, such material adverse effect, if it has disproportionately impacted the Company and its Subsidiaries (relative to other participants in the industries in which the Company and its Subsidiaries operate), taken as a whole.

(c) The Company (with respect to itself and its Subsidiaries) has, in all material respects, timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein by reference) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2012 (the “Company SEC Documents”). As of their respective filing or furnishing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated therein by reference at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) This Agreement does not: (i) contain any representation or warranty of the Company that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the Company’s representations and warranties contained herein not false or misleading.

6. MISCELLANEOUS

6.1 Stock Splits, Stock Dividends, Etc. Notwithstanding anything herein to the contrary, for the avoidance of doubt, “Shares” shall include, and this Agreement shall apply to, any shares of common stock, no par value, of the Company, held by the Shareholder, regardless of whether such shares were acquired prior to, on or after the date hereof, and regardless of whether such shares were acquired pursuant to the Merger Agreement, on the open market or otherwise. For the avoidance of doubt, “Shares” shall include any shares of common stock, no par value, of the Company (a) acquired by the Shareholder from the Company (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like) or on the open market, (b) that may be deemed to be beneficially owned by the Shareholder in accordance with the rules and regulations of the SEC and (c) that may be issued upon exercise of any options or warrants.

6.2 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Company for the breach of this Agreement by the Shareholder, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Shareholder waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.3 Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of both the Company and the Shareholder.

6.4 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

6.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a business day by email or facsimile transmission before 11:59 p.m. (recipient’s time) on the day sent by email or facsimile transmission and receipt is confirmed, when transmitted; (c) if sent by email or facsimile transmission on a day other than a business day and receipt is confirmed or if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) on the day sent by email or facsimile transmission and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third (3rd) business day after being sent; and (e) if sent by overnight delivery via a national courier service, one (1) business day after being sent, in each case to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to the Company:

Churchill Downs Incorporated

600 North Hurstbourne Parkway, Suite 400

Louisville, Kentucky 40222

Attention: General Counsel

Facsimile: (502) 636-4548

Email: Alan.Tse@kyderby.com

and with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Brian J. Fahrney, Matthew G. McQueen

Facsimile: (312) 853-7036

Email: bfahrney@sidley.com, mmcqueen@sidley.com

If to the Shareholder:

Paul J. Thelen

5025 NE Laurelcrest Lane

Seattle, WA 98105

Email: Pauljaythelen@gmail.com

and with a copy (which shall not constitute notice) to:

Stuart C. Campbell

Davis Wright Tremaine LLP

1201 Third Avenue, Suite 2200

Seattle, WA 98101-3045

Facsimile: (206) 757-7017

Email: stuartcampbell@dwt.com

6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7 Binding Effect. In addition to any restriction or transfer that may be imposed by any other agreement by which the Company or the Shareholder may be bound, this Agreement shall be binding upon the Company and the Shareholder and their respective heirs, successors and assigns.

6.8 Governing Legal Requirements; Venue; Disputes. This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Delaware, without regard to the conflicts of law principles thereof. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Shareholder and the Company: (i) expressly and irrevocably consent and submit to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agree not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. BOTH PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

6.9 Testamentary Provisions. The Shareholder hereby agrees to insert in his will a direction and authorization to the executor thereof to fulfill and comply with the provisions hereof.

6.10 Spousal Interests in Shares. To the extent that any Shares held by the Shareholder constitute the community property of the Shareholder and his spouse, the Shareholder shall obtain his spouse’s acknowledgment of and consent to the existence and binding effect of this Agreement through execution of a spousal consent in the form attached hereto as Exhibit I. If the Shareholder marries or remarries subsequent to the date of this Agreement, the Shareholder shall obtain such required spousal consent as promptly as practicable and, in any event, no later than thirty (30) days following such marriage or remarriage.

6.11 Entire Agreement. This Agreement, along with the Merger Agreement, is intended to be the sole agreement of the Company and the Shareholder as it relates to this subject matter and hereby and supersedes all other agreements of the Company and the Shareholder relating to the subject matter hereof.

6.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.13 Effectiveness and Termination of this Agreement. This Agreement shall either (a) become effective at the Effective Time or (b) terminate upon the termination of the Merger Agreement in accordance with the terms thereof.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CHURCHILL DOWNS INCORPORATED,
a Kentucky corporation

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title:	Chief Executive Officer

PAUL J. THELEN

/s/ Paul J. Thelen